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Exhibit 99.6

BENEFICIAL OWNER ELECTION FORM

        The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock of Rigel Pharmaceuticals, Inc. ("Rigel").

        This will instruct you whether to exercise Rights to purchase shares of Rigel's common stock distributed with respect to the shares of Rigel's common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions as to Use of Rigel Pharmaceuticals, Inc. Subscription Rights Certificates."

BOX 1. ☐	Please DO NOT EXERCISE Rights for shares of common stock.
BOX 2. ☐	Please EXERCISE RIGHTS for shares of the common stock as set forth below.
		Number of Rights		Subscription Price Per Share	Payment
	Basic Subscription Privilege		X	$0.64	= $

(Line 1)
	Over-Subscription Privilege		X	$0.64	= $

(Line 2)

	Total Payment Required				= $

(Sum of Lines 1 and 2; must equal total of amount in Boxes 3 and 4)
BOX 3. ☐	Payment in the following amount is enclosed:
BOX 4. ☐	Please deduct payment from the following account maintained by you as follows:
Type of Account	Account No.

Amount to be deducted:	$
Date: , 2003	Signature
Please type or print name

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  Exhibit 99.6
BENEFICIAL OWNER ELECTION FORM